EXHIBIT 99.1

EXCERPTED TRANSCRIPT OF CONFERENCE CALL HELD ON AUGUST 5, 2003

OPERATOR

Good morning and welcome, ladies and gentlemen, to the BioMarin Pharmaceuticals second-quarter 2003 conference call. At this time I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company we will open up the conference for questions and answers after the presentation. This non-confidential presentation contains forward-looking statements about the business prospects of BioMarin Pharmaceuticals Inc., including potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of BioMarin’s product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market, and developments by competitors; and those factors detailed in BioMarin filings with the Securities and Exchange Commission, such as 10-Q, 10-K, and 8-K reports. I would now like to turn the conference over to Mr. Fredric Price, Chairman and CEO of BioMarin. Please go ahead, sir.

FREDRIC PRICE

Thanks very much. I’m here today with Emil Kakkis, Senior Vice President Business Operations; Lou Drapeau, CFO; and Josh Grass, Manager of Investor Relations. What I would like to do is just spend a minute to reviewing some key highlights of the quarter and the first half; and then turn it right over to Q&A. As you all know, on July 17th we started enrollment of our Phase III trial for Aryplase. We will have the results of that at the end of the first quarter of next year. And if all goes well, we will be in the position of being able to file an NDA late in the third quarter of next year…

And many of you have probably also listened in to the Genzyme call a few weeks ago. You know that sales for the first six months were $1.6 million, and Genzyme is expecting a range of sales for Aldurazyme for this year of $10 to $13 million people. On their call they announced that 66 patients were on Aldurazyme therapy in the U.S. and E.U; and there are about 70 additional patients working their way through the queue in the U.S. And they have identified well in excess of 200 patients in Europe, as well…

Want to give you a little guidance for the year. Last year, 2002, for the full year we had a loss of $77.5 million. We are expecting a loss this year of $81 to $83 million. Last year the total cash burn was $57 million. This year expecting the cash burn to be $80 to $84 million. That cash burns excludes our financing activities; but it does certainly include the $12.1 million milestone payment we got from Genzyme on U.S. approval of Aldurazyme.

What does this translate to? From an earnings per share point of view, a loss of $1.30 to $1.33 per share. The main reason for the increase in the loss from $77.5 to $81 to $83 million is due to a tremendous increase in the amount of expenses for Neutralase. It is clearly the most important product that we have. We have increased the amount of spending of $23 million versus last year. An enormous effort is going in. We are approving up to 75 sites, more than 600 patients. We have expanded into Europe, as well. Very, very important program for us.

In addition the $16 million of incremental spending this year versus last year on Aryplase. You can well imagine we are into the throes of the pivotal trial there. And the biggest decrease in expenses is on Aldurazyme. The $23 million in 2002 is going to be down to $5 million this year. That 5 million is comprised of a $17 million actual loss, netted against the $12 million payment from Genzyme…

THE CALLER

I have a quick question on the SG&A line. It seems to me that this line came in substantially higher in this quarter with 4.5 million. I am wondering whether this is now sort of a new basis? Or whether this is related to a one-time effect, probably to launch costs for Aldurazyme?

FREDRIC PRICE

It is primarily not related to Aldurazyme. It is related to some facilities costs that we had; some additional non-research cost that we incurred this year, compared to last year. But it does not reflect any launch costs associated with Aldurazyme.

THE CALLER

Do we have to expect that this is sort of the range for the rest of a year? Or will this line get back to the level of the first quarter?

FREDRIC PRICE

No; it’s a good question. And you can use the current quarter as a base. We believe that we under invested in G&A over the last year, and we have been adding a few key people in the organization, filling out the management ranks. And in addition doing some of what I will call pre-commercialization programs for Neutralase and for Aryplase as well. I think you will see the benefit of this in some very well-coordinated strategic planning that comes out significantly in advance of when our next products have to be commercialized. You will see the benefit of that. But I would expect this number is going to go up from the current base as opposed to back from the prior year…

THE CALLER

Could you give us guidance on the R&D budget for this year and maybe going into next year?

FREDRIC PRICE

We’re going to hold off on that. The guidance that we’ve given to the year in both net loss and cash burn, they are almost the same number; $81 to $83 on loss; cash burn is $80 to $84. There have been some changes in some of the buckets where some expenses go. And I would like to hold off on doing that.

THE CALLER

Fred, the reason why I’m asking, it seems to me that in order to get to your net loss guidance you need to spend more than $50 million in R&D in the second half. Is this around the ballpark, or am I missing something?

FREDRIC PRICE

Second-half expenditures in R&D will be, order of magnitude, will be about that. And going into next year, which you asked, (inaudible) to be able to give some guidance for next year, we will be talking about that on the next call in three months. But there is a greater weighting of R&D spending in the second half of this year than in the first half…

OPERATOR

Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-800-428-6051, or 973-709-2089, with an ID number of 300-446. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

(CONFERENCE CALL CONCLUDED)